UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 26, 2013

Tallgrass Energy Partners, LP

(Exact name of registrant as specified in its charter)

Delaware	001-35917	46-1972941
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6640 W. 143rd Street, Suite 200 Overland Park, Kansas	66223
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (913) 928-6060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers, Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Grant of Awards to Executive Officers Under the Tallgrass MLP GP, LLC Long-Term Incentive Plan

On June 26, 2013, the board of directors of Tallgrass MLP GP, LLC (the “Company”), the general partner of Tallgrass Energy Partners, LP (the “Partnership”), approved the following grants of equity participation units (“Equity Participation Units”) to the following executive officers of the Company:

Grants of Awards to Executive Officers

Executive Officer	Number of Equity Participation Units
William R. Moler	50,000
Gary J. Brauchle	50,000
George E. Rider	50,000
Richard L. Bullock	27,500

The Equity Participation Units were granted according to the terms of the form of Employee Equity Participation Unit Agreement (the “Equity Participation Unit Agreement”) pursuant to which Equity Participation Units may be issued under the Tallgrass MLP GP, LLC Long-Term Incentive Plan (the “Plan”). The Equity Participation Unit Agreement contemplates that (i) one-third of the total number of Equity Participation Units subject to each individual grant (rounded up to the next whole unit) will vest on the later to occur of (a) the date that the Pony Express Crude Oil Pipeline is initially placed into commercial service by Tallgrass Pony Express Pipeline, LLC (the “In-Service Date”) or (b) May 13, 2015, and (ii) two-thirds of the Equity Participation Units subject to each individual grant (rounded up or down to the next whole Unit such that all remaining unvested Equity Participation Units are vested) will vest on the later to occur of the In-Service Date or May 13, 2017. Unvested Equity Participation Units will be terminated if employment with the Company or its affiliate terminates prior to an applicable vesting date. If the In-Service Date has not occurred by May 13, 2018, each individual grant will expire and terminate and no vesting of Equity Participation Units will occur thereafter. Upon the occurrence of a change of control, all unvested Equity Participation Units will vest as of the date of the change of control.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALLGRASS ENERGY PARTNERS, LP

	By:	Tallgrass MLP GP, LLC
its general partner

Date: June 26, 2013	By:	/s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
President and Chief Executive Officer